SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-12
LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9	2700 Colorado Avenue, Suite 200 Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held September 9, 2008

To Our Shareholders:

The 2008 Annual General Meeting of Shareholders of Lions Gate Entertainment Corp. will be held at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, on Tuesday, September 9, 2008, beginning at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

1. Electing 11 directors, each for a term of one year;

2. Re-appointing Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009 and authorizing our Audit Committee to determine the remuneration to be paid to Ernst & Young LLP;

3. Receiving the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2008, together with the auditor’s report thereon; and

4. Transacting such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders of record at the close of business on July 18, 2008 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials first will be mailed to stockholders on or about July 24, 2008.

By Order of Our Board of Directors,
Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
July 24, 2008

2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation by the board of directors and management of Lions Gate Entertainment Corp. and contains information relating to our annual general meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 9, 2008, beginning at 10:00 a.m., local time, at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are United States dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about July 24, 2008.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during fiscal 2008 and respond to appropriate questions from shareholders.

Who is entitled to vote?

Only shareholders of record who own the Company’s common shares (NYSE symbol: “LGF”) at the close of business on July 18, 2008 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the meeting, or any continuations, adjournments or postponements of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 117,352,036 common shares were outstanding and entitled to vote and held by approximately 611 shareholders of record.

Who can attend and vote at the meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i) be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. In either case, the Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Annual Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares, will constitute a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the Annual Meeting will need to obtain a proxy from the institution that holds their shares, see “Who can attend and vote at the meeting?” above. At the Annual Meeting, one or more representatives from CIBC Mellon Trust Company, the Company’s transfer agent, shall be appointed to act as scrutineers. These scrutineers will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to us.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary at one of our principal executive offices either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annul Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors set forth with the description of each item in this proxy statement. In summary, our board of directors recommends a vote:

•	FOR the election of each of the nominated directors (see page 10); and

•	FOR the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 13).

Our board of directors does not know of any other matters that may be brought before the Annual Meeting, nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. If any other matter should properly come before the Annual Meeting or any nominee is not available for election, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

In order to be approved, the proposals included in this proxy statement — for the election of each of the nominated directors (Proposal 1) and the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) — each requires the affirmative vote of a majority of the common shares present or represented by proxy. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item.

Who pays for the preparation of this proxy statement?

We will pay the cost of preparing, assembling and mailing this proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.

May I propose actions for consideration at next year’s annual general meeting of shareholders?

Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than March 26, 2009. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the “SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted outside the proxy process (i.e., a proposal to be presented at the next annual general meeting of shareholders) must be received by our Corporate Secretary at either of our principal executive offices no later than June 9, 2009, and must comply with the requirements of the Business Corporations Act (British Columbia).

If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2008 annual meeting, shareholder proposals intended to be included in the proxy statement for the 2009 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2009 annual meeting. Upon any determination that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the date of the 2008 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 9, 2009, the proxies solicited by the Board for the 2009 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2009 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2009 annual meeting is advanced or delayed more than 30 days from the date of the 2008 annual meeting, then the shareholder proposal must not have been submitted to us within a reasonable time before we mail the proxy statement for the 2009 annual meeting.

Important Notice Regarding the Availability of Proxy Materials

The notice of Annual Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about July 24, 2008. Our proxy statement and fiscal 2008 Annual Report to Shareholders are also available in the Investors/Governance Documents section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is (877) 848-3866. Our principal executive offices are located at our head office and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number there is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 24, 2008

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our common shares as of July 18, 2008 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

		Percent of
Name of Beneficial Owner(1)	Number of Shares	Total(2)

Capital Research Global Investors(3)	11,000,000	9.4%
Great Plains Trust Company(4)	5,744,976	4.9%
Kornitzer Capital Management, Inc.(5)	12,547,306	10.7%
The Guardian Life Insurance Company of America(6)	7,474,805	6.4%
Mark H. Rachesky, M.D.(7)	16,495,827	14.1%
Morgan Stanley & Co. Incorporated(8)	5,574,246	4.8%
Steinberg Asset Management, LLC(9)	14,869,212	12.7%

(1)	The addresses for the listed beneficial owners are as follows: Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; Great Plains Trust Company, 7700 Shawnee Mission Parkway, Suite 101, Overland Park, Kansas 66202; Kornitzer Capital Management, Inc., 5420 West 61st Place, Shawnee Mission, Kansas 66205; The Guardian Life Insurance Company of America, 7 Hanover Square, H-26-E, New York, New York 10004; Mark Rachesky, M.D., 40 West 57th Street, 24th Floor, New York, New York 10019; Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036; and Steinberg Asset Management, LLC, 12 East 49th Street, Suite 1202, New York, New York 10017.

(2)	Percentages are based on a total of 117,352,036 common shares outstanding as of the Record Date.

(3)	The information is based solely on a Schedule 13G, filed on February 12, 2008 with the SEC by Capital Research Global Investors.

(4)	The information is based solely on a Schedule 13G/A, filed on March 14, 2008 with the SEC by Great Plains Trust Company. According to the Schedule 13G/A, Great Plains Trust Company has shared voting and sole dispositive power over the shares.

(5)	The information is based solely on a Schedule 13G/A, filed on March 14, 2008 with the SEC by Kornitzer Capital Management, Inc. According to the Schedule 13G/A, Kornitzer Capital Management, Inc. has sole dispositive power over 6,802,330 shares and shared dispositive power over 5,744,976 shares.

(6)	The information is based solely on a Schedule 13G, filed on February 8, 2008 with the SEC by The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC. According to the Schedule 13G/A, the joint filers have shared voting power over the shares.

(7)	The information is based solely on a Form 4 filed on March 19, 2008 with the SEC by Mark H. Rachesky, M.D. (“Dr. Rachesky”). The shares are held for the account of MHR Capital Partners Master Account LP (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 2,547,099 common shares) for the accounts of each of Master Account (2,247,268 common shares) and Capital Partners (100) (299,831 common shares). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 8,278,176 common shares) for the accounts of each of Institutional Partners II (2,352,223 common shares) and Institutional Partners IIA (5,925,953 common shares). MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 5,670,552 common shares) for the account of Institutional Partners III. MHR Fund Management LLC (“Fund Management”) is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of common stock and, accordingly, Fund Management may be deemed to beneficially own the securities held (an aggregate of 16,495,827 common shares) for the account of each of Master Account (2,247,268 common shares), Capital Partners (100) (299,831 common shares), Institutional Partners II (2,352,223 common shares), Institutional Partners IIA (5,925,953 common shares) and Institutional Partners III (5,670,552 common shares). Dr. Rachesky is the managing member of Advisors, Institutional Advisors II, Institutional Advisors III and Fund Management, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 16,495,827 common shares) for the account of each of Master Account (2,247,268 common shares), Capital Partners (100) (299,831 common shares), Institutional Partners II (2,352,223 common shares), Institutional Partners IIA (5,925,953 common shares) and Institutional Partners III (5,670,552 common shares).

(8)	The information is based solely on a Schedule 13G/A, filed on February 14, 2008 with the SEC by Morgan Stanley & Co. Incorporated.

(9)	The information is based solely on a Schedule 13G/A, filed on February 11, 2008 with the SEC by Steinberg Asset Management, LLC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our common shares as of July 18, 2008 by (i) each director and nominee for director and each executive officer, and (ii) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for shares of common stock held in brokerage accounts, which may, from time to time, together with other securities in the account, serve as collateral for margin loans made in such accounts, none of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

		Percent of
Name of Beneficial Owner(1)	Number of Shares(1)	Total(2)

Mark Amin	1,655,980	1.4%
Norman Bacal(3)	59,694	*
Steve Beeks(4)	200,535	*
Michael Burns(5)	1,885,483	1.6%
Joseph Drake	—	*
Arthur Evrensel	14,789	*
Jon Feltheimer(6)	1,364,883	1.2%
James Keegan	10,338	*
Morley Koffman(7)	79,127	*
Wayne Levin(8)	108,917	*
Harald Ludwig(9)	51,803	*
Laurie May	10,262	*
G. Scott Paterson(10)	272,466	*
Daryl Simm(11)	71,947	*
Hardwick Simmons(12)	43,935	*
Brian V. Tobin(13)	57,993	*
All executive officers and directors as a group (16 persons)	5,888,152	5.0%

*	Less than 1%

(1)	Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 18, 2008 (September 16, 2008).

(2)	Percentages are based on a total of 117,352,036 common shares outstanding as of the Record Date.

(3)	Includes 50,000 common shares subject to options that are fully exercisable on or before September 16, 2008.

(4)	Includes 106,250 common shares subject to options that are fully exercisable on or before September 16, 2008. Excludes 850,000 cash-based share appreciation rights with an exercise price of $5.20.

(5)	Includes (i) 925,000 common shares subject to options that are fully exercisable on or before September 16, 2008 and (ii) 83,333 restricted share units that will vest on or before September 16, 2008.

(6)	Includes 635,500 common shares subject to options that are fully exercisable on or before September 16, 2008.

(7)	Includes 50,000 common shares subject to options that are fully exercisable on or before September 16, 2008.

(8)	Includes (i) 100,000 common shares subject to options that are fully exercisable on or before September 16, 2008 and (ii) 1,667 restricted share units that will vest on or before September 16, 2008.

(9)	Includes 4,167 restricted share units that will vest on or before September 16, 2008.

(10)	Includes 50,000 common shares subject to options that are fully exercisable on or before September 16, 2008.

(11)	Includes 50,000 common shares subject to options that are fully exercisable on or before September 16, 2008.

(12)	Includes 4,167 restricted share units that will vest on or before September 16, 2008.

(13)	Includes 48,027 common shares subject to options that are fully exercisable on or before September 16, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS; CONTINUING DIRECTOR NOMINEES

On May 29, 2008, as permitted by Canadian law and our Articles, our board of directors set the number of directors at 12 for the ensuing year. Our board of directors is limited by our Articles to a minimum of five directors and a maximum of 18 directors. Our Articles also provide that the holder of our Series B preferred shares is entitled to elect one member of our board of directors, who shall be Mark Amin (and only Mr. Amin), so long as any Series B preferred shares are outstanding and Mr. Amin is legally qualified to serve on our board of directors. Mr. Amin, as the sole holder of Series B preferred shares, will elect himself as a director effective as of the Annual Meeting, and will continue to serve as such until our 2009 annual general meeting of shareholders, subject to the terms of our Articles.

Nominees for Directors

Upon the recommendation of our Nominating & Corporate Governance Committee, the 11 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2009 annual general meeting of shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles.

The following nominees have consented to serve on our board of directors and our board of directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if our board of directors has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Name of Nominee	Age	Position With the Company	Director Since

Norman Bacal	52	Director	2004
Michael Burns	49	Vice Chairman	1999
Arthur Evrensel	50	Director	2001
Jon Feltheimer	56	Co-Chairman and Chief Executive Officer	2000
Morley Koffman	78	Director	1997
Harald Ludwig	53	Co-Chairman	1997
Laurie May	41	Director	2005
G. Scott Paterson	44	Director	1997
Daryl Simm	47	Director	2004
Hardwick Simmons	68	Director	2005
Brian V. Tobin	53	Director	2004

Biographical Information on Nominees

Norman Bacal.  Mr. Bacal became a director in December 2004. Mr. Bacal has been a partner with the law firm of Heenan Blaikie LLP since 1987, and has been co-managing partner of the firm since 1997. Mr. Bacal is 52 years old and his place of residence is Toronto, Ontario.

Michael Burns.  Mr. Burns became a director in August 1999 and has been our Vice Chairman since March 2000. During his tenure at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000, Mr. Burns served as Managing Director and Head of the Office. Mr. Burns is Chairman and a director of Novica.com and a director of CinemaNow, Inc., both privately held companies. Mr. Burns is 49 years old and his place of residence is Los Angeles, California.

Arthur Evrensel.  Mr. Evrensel became a director in September 2001 and is Chairman of our Compensation Committee. Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992. Mr. Evrensel is 50 years old and his place of residence is North Vancouver, British Columbia.

Jon Feltheimer.  Mr. Feltheimer became a director in January 2000 and Co-Chairman of our board of directors in June 2005, and has been our Chief Executive Officer since March 2000. Mr. Feltheimer worked for

Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment. Mr. Feltheimer is a director of CinemaNow, Inc. and Horror Entertainment, LLC, both privately held companies. Mr. Feltheimer is 56 years old and his place of residence is Los Angeles, California.

Morley Koffman, Q.C.  Mr. Koffman has been a director since November 1997 and is a member of our Audit Committee and Chairman of our Nominating & Corporate Governance Committee. Mr. Koffman is a lawyer with the firm of Koffman Kalef LLP, where he has practiced since 1993. Mr. Koffman is a director and the Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd., a public company listed on the Toronto Stock Exchange. Mr. Koffman is 78 years old and his place of residence is Vancouver, British Columbia.

Harald Ludwig.  Mr. Ludwig previously served as a director from November 1997 to December 2004, and was re-appointed to our board of directors in June 2005. Mr. Ludwig is currently Co-Chairman of our board of directors and Chairman of our Strategic Advisory Committee. Since 1985, Mr. Ludwig has served as President of Macluan Capital Corporation, a leveraged buy-out company. Mr. Ludwig is a director, a member of the Governance Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited, a public company listed on the Toronto Stock Exchange. Mr. Ludwig is 53 years old and his place of residence is West Vancouver, British Columbia.

Laurie May.  Ms. May has been a director since September 2005. Ms. May is Co-President and a director of Maple Pictures Corp. (“Maple Pictures”). Ms. May joined our company as Vice President, Business & Legal Affairs in March 1997, and was promoted to Senior Vice President, Business & Legal Affairs, which position she held until April 2005. In April 2005, the Company spun off its Canadian distribution operation into Maple Pictures, which distributes the Company’s film and television programs in Canada, as well as produces and distributes other filmed entertainment in Canada. Prior to joining the Company, Ms. May practiced corporate and entertainment law at Osler, Hoskin & Harcourt LLP for three years. She was also an adjunct professor of Entertainment and Sports Law at the University of Western Ontario. She received her Bachelor of Laws from the University of Toronto Law School. Ms. May is 41 years old and her place of residence is Toronto, Ontario.

G. Scott Paterson.  Mr. Paterson has been a director since November 1997 and is Chairman of our Audit Committee and a member of our Strategic Advisory Committee. Mr. Paterson has been Chairman of JumpTV Inc., a leading broadcaster of international television and sports over the Internet, since January 2002. From October 1998 to December 2001, Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities Inc., which was then the leading underwriter of technology and film and entertainment companies in Canada. Mr. Paterson is also Chairman of Automated Benefits Corp. Mr. Paterson is the past Chairman of the Canadian Venture Stock Exchange and a former Vice Chairman of the Toronto Stock Exchange. Mr. Paterson is also currently Chairman of the Merry Go Round Childrens Foundation, a position he has held since he founded the charity in 1997. In December 2001, Mr. Paterson entered into a Settlement Agreement with the Ontario Securities Commission in connection with conduct that was, in the view of the Commission, contrary to the public interest in connection with certain corporate finance and trading activities engaged in by Mr. Paterson and the investment dealer with which he was associated. Mr. Paterson has fulfilled the terms of the Settlement Agreement which provided that he could not be registered under the Securities Act (Ontario) until December 19, 2003, that he make a voluntary payment to the Commission of one million Canadian dollars and that he temporarily cease trading for a six-month period. There were no allegations of securities rule or law breaches. Mr. Paterson is 44 years old and his place of residence is Toronto, Ontario.

Daryl Simm.  Mr. Simm became a director in September 2004 and is a member of our Compensation Committee and our Nominating & Corporate Governance Committee. Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc., of which he is an officer. Omnicom Media Group companies provide media planning and buying and related services to advertisers. Mr. Simm is 47 years old and his place of residence is New York, New York.

Hardwick Simmons.  Mr. Simmons became a director in June 2005 and is a member of our Compensation Committee and our Nominating & Corporate Governance Committee. During his tenure at The NASDAQ Stock Market Inc. from February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as

Chairman and Chief Executive Officer. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated. Mr. Simmons is currently the lead director and a member of the Corporate Governance, Nominating and Compensation Committee for Raymond James Financial, a public company listed on the New York Stock Exchange, and a director of Geneva Acquisition Corp., a special purpose acquisition company listed on the American Stock Exchange. Mr. Simmons is 68 years old and his place of residence is Katonah, New York.

Brian V. Tobin.  Mr. Tobin became a director in January 2004 and is a member of our Audit Committee and our Strategic Advisory Committee. Mr. Tobin is currently the President of BVT Associates Inc., a consulting company, a Senior Business Advisor with Fraser Milner Casgrain LLP in Toronto, Canada, and is Special Advisor for the Canadian Youth Business Foundation. Mr. Tobin has been a consultant since 2002 and, prior to that, held numerous political positions in Canada, both federal and provincial, including as Federal Minister of Industry from October 2000 to January 2002, and Premier of Newfoundland and Labrador from 1996 to 2000. Mr. Tobin is a director and member of the Human Resources & Compensation Committee of Aecon Group Inc., a public company listed on the Toronto Stock Exchange, Vice Chairman of the board of directors and a member of the Audit Committee of Consolidated Thompson — Lundmark Gold Mines Ltd., a public company listed on the Toronto Stock Exchange, and Chairman of the board of directors and a member of the Compensation, Nominating and Corporate Governance Committee of New Flyer Industries Inc., a public company listed on the Toronto Stock Exchange. Mr. Tobin is also a director of Canpages Inc. and Marport Canada, Inc., both privately held companies. Mr. Tobin is 53 years old and his place of residence is Toronto, Ontario.

Elected as Director

The following individual will be elected at the Annual Meeting by the holder of our Series B preferred shares under the terms of our Articles, as described above.

Mark Amin.  Mr. Amin has been Vice Chairman of our board of directors since June 2006. Mr. Amin was also our Vice Chairman from October 2000 to April 2006. From 1984 to 2000, Mr. Amin served as Chief Executive Officer or Chairman of Trimark Holdings, Inc., which he founded. Since 1998, Mr. Amin has been Chairman of CinemaNow, Inc. and since 2001, the owner and Chief Executive Officer of Sobini Films. Mr. Amin became a director in October 2000 and is a member of our Strategic Advisory Committee. Mr. Amin is a director and on the Compensation Committee of JumpTV, Inc., a public company listed on the Toronto Stock Exchange, and is a member of the Nominating & Corporate Governance Committee and Chairman of the Compensation Committee of DuPont Fabros Technology, a public company listed on the New York Stock Exchange. Mr. Amin is 58 years old and his place of residence is Los Angeles, California.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the common shares present at the Annual Meeting or represented by proxy is required for the election of each of the nominated directors. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the election of each of the nominated directors.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the election of directors. Our board of directors recommends a vote for each of the nominees.

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of our Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm at a remuneration to be fixed by our Audit Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the common shares present at the Annual Meeting or represented by proxy is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the re-appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company to hold office until the close of the 2009 annual general meeting of shareholders, or until a successor is appointed, at a remuneration to be determined by our Audit Committee. Our board of directors recommends their re-appointment.

INFORMATION REGARDING OUR BOARD OF DIRECTORS
AND COMMITTEES OF OUR BOARD OF DIRECTORS

Our board of directors held a total of five meetings in fiscal 2008 and took a number of actions by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our board of directors and meetings of committees on which he or she served in fiscal 2008. All directors are invited but not required to attend each annual general meeting of shareholders. All of our then current directors attended our 2007 annual general meeting of shareholders in person. Harald Ludwig, our Co-Chairman, presides at the regularly scheduled executive sessions of the non-management directors.

Board Committees and Responsibilities

Our board of directors has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Strategic Advisory Committee. The table below provides the membership information for our standing committees, as well as meeting information for such committees.

Audit Committee

Messrs. Paterson (Chair), Koffman and Tobin are the current members of our Audit Committee. The Audit Committee held five meetings during fiscal 2008. The duties and responsibilities of our Audit Committee include (i) recommending to shareholders the appointment of our auditors and any termination of our auditors, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls and (iv) having general responsibility for all audit related matters. Our Audit Committee is governed by a written charter approved by our board of directors. The full text of the charter is available in the Investors/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to the Corporate Secretary of the Company.

Our board of directors has determined that each member of our Audit Committee qualifies as an independent director under the New York Stock Exchange (the “NYSE”) listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our board of directors has determined that Mr. Paterson is a financial expert under NYSE listing standards, applicable SEC rules and Canadian securities laws, regulations, policies and instruments.

Compensation Committee

Messrs. Evrensel (Chair), Simm and Simmons are the current members of our Compensation Committee. The Compensation Committee held fourteen meetings during fiscal 2008. The Board has determined that each member of the Compensation Committee is independent under the rules of the NYSE. The Compensation Committee operates pursuant to a written charter. The full text of the charter is available in the Investors/Governance Documents section of the Company’s website at www.lionsgate.com, and may be obtained in print, without charge, by any stockholder upon request to the Corporate Secretary of the Company. The Board amended and restated the Compensation Committee’s charter on May 30, 2007.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	reviewing, evaluating and making recommendations to the board of directors with respect to management’s proposals regarding the Company’s overall compensation policies;

•	evaluating the performance of and reviewing and approving the level of compensation for the Company’s Chief Executive Officer and Vice Chairman;

•	in consultation with the Chief Executive Officer, considering and approving the compensation arrangements for the other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review; and

•	reviewing and recommending for adoption by the board of directors incentive compensation plans and equity compensation plans and administering such plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the board of directors unless the board of directors so authorizes. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as defined below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is also authorized to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal 2008, the Compensation Committee did not retain independent compensation consultants to assist it in determining the compensation levels for our senior executive officers.

Nominating & Corporate Governance Committee

Messrs. Koffman (Chair), Simm and Simmons are the current members of our Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee held five meetings during fiscal 2008. The Nominating & Corporate Governance Committee is responsible for developing our corporate governance system, reviewing proposed new members of our board of directors, including those recommended by our shareholders, evaluating the independence of current and prospective directors, and reviewing the suitability of each member of our board of directors for continued service. The Nominating & Corporate Governance Committee operates pursuant to a written charter adopted by our board of directors, as amended and restated on May 29, 2008. The full text of the charter is available in the Investors/Governance Documents section of the Company’s website at www.lionsgate.com and may be obtained in print, without charge, by any stockholder upon request to the Corporate Secretary of the Company. For instructions on how shareholders may submit recommendations for director nominees to our Nominating & Corporate Governance Committee, see “Shareholder Communications” below. Our board of directors has determined that each member of the Nominating & Corporate Governance Committee qualifies as an independent director, as defined under NYSE listing standards. Our board of directors is currently considering whether or not to establish, but has not yet established, any special qualifications or any minimum criteria for director nominees. Presently, in considering candidates for our board of directors, the Nominating & Corporate Governance Committee will consider the entirety of each candidate’s credentials. In particular, the committee’s charter requires assessment of the following issues: relevant experience, intelligence, independence, commitment, compatibility with the Chief Executive Officer and the culture of our board of directors, prominence, diversity, age, understanding of the Company’s business, and other factors deemed relevant.

Strategic Advisory Committee

Messrs. Ludwig (Chair), Amin, Paterson and Tobin are the current members of our Strategic Advisory Committee. The Strategic Advisory Committee held two meetings during fiscal 2008. The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan annually, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Shareholder Communications

Shareholders and interested parties who would like to communicate with our board may do so by writing to any or all non-employee directors, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Investors/Governance Documents section on the Company’s website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chair of our Audit Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to our Nominating & Corporate Governance Committee. Our Nominating & Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, using criteria, if any, developed by the committee and approved by our board of directors from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of our Nominating & Corporate Governance Committee.

Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Investors/Governance Documents section on the Company’s website at www.lionsgate.com and may be obtained in print, without charge, by any stockholder upon request to the Corporate Secretary of the Company. The Company will disclose on its website when there have been waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Indebtedness of Directors and Executive Officers

None of the directors or executive officers of the Company, and none of the associates or affiliates of any of the foregoing, is currently indebted to the Company or was indebted to the Company at any time since the beginning of the Company’s most recently completed fiscal year.

Director Independence

It is the policy of our board of directors that a majority of directors be independent of the Company and of the Company’s management. For a director to be deemed “independent,” our board of directors shall affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, our board of directors shall apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available on the Company’s website at www.lionsgate.com and which it may amend or supplement from time to time:

•	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

•	(A) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time will not be deemed independent.

•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee will not be deemed independent.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, our board of directors undertook its annual review of director independence beginning in May 2008. During this review, our board of directors considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading “Certain Relationships and Related Transactions” below. Our board of directors also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Our Nominating & Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests them.

As a result of this review, our board of directors affirmatively determined that each of Messrs. Bacal, Evrensel, Koffman, Ludwig, Paterson, Simm, Simmons and Tobin are independent of the Company and its management under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards.

Director Compensation

The members of our board of directors who are not also our employees (“Non-Employee Directors”) are entitled to receive an annual retainer of $40,000 and an additional retainer of $15,000 if such director acts as Chairman of our Audit Committee, or $10,000 if such director acts as Chairman of our Compensation Committee, Chairman of our Nominating & Corporate Governance Committee or Chairman of our Strategic Advisory Committee. The non-employee Co-Chairman of our board of directors is entitled to receive an additional annual retainer of $30,000. In addition, each Non-Employee Director is entitled to receive a fee of $1,400 for each meeting of the board of directors or any committee thereof that the director attends in person or by telephone, and to be reimbursed for reasonable fees and expenses incurred in connection with their service as directors. The retainers and fees for the Non-Employee Directors are paid, at the director’s election, either 50% in cash and 50% in the form of our common shares or 100% in the form of our common shares, except that the additional annual retainer for our non-employee Co-Chairman is paid 50% in cash and 50% in the form of our common shares. Retainers are generally paid in two installments each year, with the number of shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of common shares by the average closing price of our common stock for the last five business days prior to payment.

Our Non-Employee Directors are also granted 12,500 restricted share units upon first being elected or appointed to our board of directors. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of our common shares. We require that our Non-Employee Directors hold a minimum of 10,000 common shares.

The following table presents information regarding the compensation paid to Non-Employee Directors for services rendered during fiscal 2008. The compensation paid to Mr. Feltheimer and Mr. Burns, each of whom is also employed by us, is presented below in the Summary Compensation Table and the related explanatory tables.

DIRECTOR COMPENSATION — FISCAL 2008

					Change in
					Pension
				Non-	Value and
				Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mark Amin	$41,957	$—	$—	$—	$—	$—	$41,957
Norman Bacal	$39,557	$—	$60,303	$—	$—	$—	$99,860
Arthur Evrensel	$66,875	$—	$—	$—	$—	$—	$66,875
Morley Koffman	$61,475	$—	$50,572	$—	$—	$—	$112,047
Harald Ludwig	$81,075	$42,042	$—	$—	$—	$—	$123,117
Laurie May	$39,557	$41,958	$—	$—	$—	$—	$81,515
G. Scott Paterson	$61,793	$—	$50,572	$—	$—	$—	$112,365
Daryl Simm	$58,757	$—	$19,772	$—	$—	$—	$78,529
Hardwick Simmons	$58,357	$42,042	$—	$—	$—	$—	$100,399
Brian V. Tobin	$48,557	$—	$—	$—	$—	$—	$48,557

(1)	The amounts reported in Column (b) represent director annual retainer, chairman fees and meeting fees earned during fiscal 2008, paid, at the director’s election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year on April and October of each year. During fiscal 2008, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Amin, 2,130 shares; Mr. Evrensel, 3,390 shares, Mr. Koffman, 3,120 shares, Ms. May, 2,008 shares, Mr. Simm, 2,981 shares, Mr. Simmons, 2,954 shares and Mr. Tobin,

2,466 shares. During fiscal 2008, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Bacal, 4,015 shares, Mr. Ludwig, 6,724 shares and Mr. Paterson, 6,274 shares.

(2)	The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and options awards, respectively, for financial statement reporting purposes with respect to fiscal 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal 2008. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 11 to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report to Stockholders filed on Form 10-K or, for awards granted prior to fiscal 2008, the corresponding note to the financial statements in the Company’s 10-K for the applicable fiscal year, each of which discussions is incorporated herein by reference.

(3)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2008:

	Number of Shares	Number of Unvested
	Subject to Outstanding	Shares of Restricted
Director	Options as of 3/31/08	Stock as of 3/31/08

Mark Amin	—	—
Norman Bacal	50,000	—
Arthur Evrensel	—	—
Morley Koffman	50,000	—
Harald Ludwig	—	4,167
Laurie May	—	4,167
G. Scott Paterson	50,000	—
Daryl Simm	50,000	—
Hardwick Simmons	—	4,167
Brian V. Tobin	48,027	—

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than Messrs. Feltheimer and Burns, whose biographical information appears on page 10).

Name	Age(1)	Position

Jon Feltheimer	56	Chief Executive Officer, Co-Chairman and Director
Michael Burns	49	Vice Chairman and Director
Steven Beeks	51	President and Co-Chief Operating Officer
Joseph Drake	47	Co-Chief Operating Officer and President, Motion Picture Group
James Keegan	50	Chief Financial Officer and Chief Administrative Officer
Wayne Levin	45	Executive Vice President, Corporate Operations and General Counsel

(1)	As of July 1, 2008

Steven Beeks.  Mr. Beeks has been our Chief Operating Officer since April 2007, Co-Chief Operating Officer since September 2007, President since July 2006 and President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From January 1998 until December 2003, Mr. Beeks served as President of Artisan Home Entertainment Inc.

Joseph Drake.  Mr. Drake has been our Co-Chief Operating Officer and President, Motion Picture Group, since September 2007. From March 2001 to September 2007, Mr. Drake was the President of Mandate Pictures, LLC (“Mandate Pictures”), a worldwide independent film producer, financier and distributor. We acquired Mandate Pictures in September 2007.

James Keegan.  Mr. Keegan has been our Chief Financial Officer since September 2002 and our Chief Administrative Officer since April 2002. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment Inc. From April 1989 to March 1990, Mr. Keegan was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc.

Wayne Levin.  Mr. Levin has been our Executive Vice President, Corporate Operations since February 2004. Previously, Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin has been our General Counsel since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of our board of directors. The employment agreements for our Named Executive Officers, including the salary and bonus terms of each agreement, are described in “Executive Compensation Information — Description of Employment Agreements — Salary and Bonus Amounts” below.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2008, and our three other most highly compensated executive officers. These individuals are listed in the Summary Compensation Table below and are referred to as the “Named Executive Officers” in this Proxy Statement.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other executive officers.

Executive Compensation Program Objectives and Overview

Our executive compensation program is designed to attract, retain and motivate the senior executive talent required to ensure our success. The program also aims to support the creation of shareholder value and ensure that pay is consistent with performance.

Our Compensation Committee’s general philosophy is that bonus and equity compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as stock options, share appreciation rights and restricted share units to align shareholders’ and executives’ interests.

The Compensation Committee also reviews compensation levels to ensure they are reasonable after consideration of the executive compensation programs of similar companies.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including stock options and awards of restricted stock units that are subject to time-based and performance-based vesting requirements. We also provide certain perquisites and personal benefits to our Named Executive Officers pursuant to their employment agreements and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with predictable compensation levels that reward their continued service. Annual incentive bonuses are primarily intended to motivate our Named Executive Officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with shareholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and long-term equity awards are the elements of our executive compensation program that are designed to reward performance and thus the creation of shareholder value.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our shareholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation. The Compensation Committee’s philosophy has been to set the base salary levels of our Named Executive Officers at or slightly below the median salary level paid to similarly situated executives at our peer companies, with the majority of the executive’s compensation being delivered in the form of incentive compensation tied directly to shareholder value creation. In general, the Named Executive Officers’ compensation arrangements are intended to result in approximately 75% of each executive’s total direct compensation being incentive compensation, with base salary constituting the balance of their fiscal 2008 total direct compensation. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

From time to time and as necessary, the Compensation Committee retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. In fiscal 2007, the Compensation Committee retained the firm of Mercer Human Resource Consulting (“Mercer”) as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. Mercer advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels.

Employment Agreements

We have entered into multi-year employment agreements with each of the Named Executive Officers that provide for the executive’s compensation over the term of the agreements, including base salary levels, annual bonus opportunities, long-term equity incentives and severance and change in control benefits. Each of these agreements was approved by the Compensation Committee and is described below under “Description of Employment Agreements.” We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our Named Executive Officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding individual performance. In addition, we believe that our use of multi-year employment agreements assist us in our recruiting efforts because other entertainment companies with which we compete for executive talent generally enter into long-term employment agreements with their executives.

Current Executive Compensation Program Elements

Base Salaries

The base salaries of our Named Executive Officers, including periodic increases, are set forth in their respective employment agreements. As noted above, the Compensation Committee believes that a significant portion of executive officers’ compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our stockholders. Accordingly, our executive officers’ salary levels are generally set at or below the median level of our peer companies so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation opportunities.

In establishing the salary levels of the Named Executive Officers and the Company’s other executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company, the executive’s salary and responsibilities relative to the other executive officers, and the salaries of similarly situated executives with our peer companies. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Bonuses

Historically, annual incentive bonuses have been awarded to our executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. As noted above, the Company has entered into employment agreements with each of the Named Executive Officers that specifies how the executive’s bonus will be determined each year. In general, the bonus amounts for these executives are determined based on the Company’s performance relative to pre-established goals for that year.

Although annual incentive bonuses are primarily based on individual and corporate performance, in some circumstances the Compensation Committee may provide additional discretionary bonus awards. The committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers.

For fiscal 2008, the Compensation Committee approved the bonuses to be awarded to each of the Named Executive Officers in accordance with the terms of their respective employment agreements. The bonus amounts for Messrs. Feltheimer and Burns were determined based on, among other factors, the Compensation Committee’s assessment of the Company’s performance during the fiscal year as measured by its earnings before interest, taxes, depreciation and amortization (“EBITDA”), total revenues, earnings, free cash flow, debt reduction, share price and other performance measures. Additionally, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following: the Company’s increase in total cash and liquid investment reserves ($371 million for the year ended March 31, 2008 compared to $288 million for the year ended March 31, 2007), total revenue ($1.36 billion for the year ended March 31, 2008 compared to $976 million for the year ended March 31, 2007) and free cash flow ($137 million for the year ended March 31, 2008 compared to $114 million for the year ended March 31, 2007); and accretive transactions entered into during the 2008 fiscal year, including, but not limited to, consummation of a theatrical slate funding arrangement in May 2007, the acquisition of Mandate Pictures in September 2007, and the consummation of a joint venture with Viacom Inc., its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios Inc. creating a premium television channel and video on demand service, announced in April 2008. Based on its review, the Compensation Committee approved a bonus of $2,150,000 for Mr. Feltheimer (which included $400,000 in recognition of the consummation of the theatrical slate funding arrangement) and a bonus of $1,600,000 for Mr. Burns (which included $350,000 in recognition of the consummation of the theatrical slate funding arrangement).

Mr. Beeks’ bonus was determined, in part, based on the Company’s EBITDA and the performance of the Company’s home entertainment division during the fiscal year and, in part, based on assessment by the Compensation Committee and Mr. Feltheimer of Mr. Beeks’ individual performance during the fiscal year. Additionally, the Compensation Committee considered the contribution of Mr. Beeks to the following: the Company’s motion picture video revenue increased to $623.5 million for the 2008 fiscal year, an increase of $95.2 million, or 18.0%, as compared to $528.3 million for the 2007 fiscal year; the Company’s catalog revenues increased to a record $263.7 million if fiscal 2008; overall market share of combined sell-through and rental consumer spend increased to approximately 6% for the 2008 fiscal year, including a market share of 9.1% for the fourth quarter of fiscal 2008; the Company completed the acquisition of the home entertainment rights to the extensive portfolio of award-winning children’s programming of HIT Entertainment Limited; and the completion of agreements with Xenon Pictures, Inc. to distribute Spanish-language DVD and theatricals titles, and LeapFrog Enterprises, Inc. to produce and distribute direct-to-DVD family-oriented feature films. Based on its review, the Compensation Committee approved a bonus of $700,000 for Mr. Beeks.

Mr. Levin’s bonus was determined based, in part, on the Company’s EBITDA and other performance factors established for the fiscal year and was, in part, discretionary. The Compensation Committee noted, among other things, Mr. Levin’s contribution towards the closing of a theatrical slate funding arrangement in May 2007, the closing of a filmed entertainment slate financing agreement with Société Générale de Financement du Québec in July 2007, the acquisition of Mandate Pictures in September 2007, and the consummation of a joint venture with Viacom Inc., its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios Inc. creating a premium television channel and video on demand service, announced in April 2008. Based on its review, the Compensation Committee approved a bonus of $650,000 for Mr. Levin (which included $200,000 in recognition of the consummation of the theatrical slate funding arrangement).

Mr. Keegan’s bonus was entirely based on assessment by the Compensation Committee and Mr. Feltheimer of Mr. Keegan’s individual performance during the fiscal year, which included success of the Company’s financial performance during the fiscal year and Mr. Keegan’s contribution towards the closing of a theatrical slate funding arrangement in May 2007. Based on its review, the Compensation Committee approved a bonus of $325,000 for Mr. Keegan (which included $75,000 in recognition of the consummation of the theatrical slate funding arrangement).

In each case, the discretionary portion of the bonuses for Messrs. Beeks, Levin and Keegan were approved by the Compensation Committee, in consultation with Mr. Feltheimer and taking into account his recommendations, based on the performance of the Company and the individual executive during the fiscal year.

In addition to their annual incentive bonus awards, Messrs. Feltheimer and Burns would be entitled to “stock price bonuses” pursuant to their employment agreements if the volume-weighted average of the Company’s median stock price exceeds certain thresholds over a six-month period. We believe that the stock price bonus provides an effective incentive to these executives to enhance Company performance in a way that is directly tied to the creation of value for our shareholders. Also, as provided in his April 2006 employment agreement, Mr. Levin has received certain bonuses in recognition of his past services to the Company and would be entitled to a bonus if a change in control of the Company were to occur. For more information on these bonuses, see the descriptions of the employment agreements for Messrs. Feltheimer and Burns under Description of Employment Agreements — Salary and Bonus Amounts below.

Long-Term Incentive Equity Awards

The Company’s policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to shareholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

Award grants to our Named Executive Officers are generally made by the Compensation Committee in connection with the executive’s entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. The award grants to Mr. Beeks during fiscal 2008 described below were made in connection with the entering into a new employment agreement with the Company.

Share Options.  The Company makes a portion of its long-term incentive grants to Named Executive Officers in the form of share options with an exercise price that is equal to the closing price of our common shares on the grant date. Thus, the Named Executive Officers will only realize value on their share options if our shareholders realize value on their shares. The share options also function as a retention incentive for our executives as they vest ratably over a certain period, generally four years, after the date of grant.

In May 2007, the Company granted 425,000 share options to Mr. Beeks that were scheduled to vest in four annual installments. The number of option shares granted to Mr. Beeks was negotiated as part of his employment agreement and based, in part, on historical levels granted to executives in similar positions. The vesting schedule of the option shares was based on the term of the executive’s employment agreement.

Time-Based Restricted Share Units.  The Company also grants long-term incentive awards to Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in shares of our common stock. Thus, the units are designed both to link executives’ interests with those of our shareholders as the units’ value is based on the value of our common stock and to provide a long-term retention incentive for the vesting period.

In May 2007, the Company granted 212,500 time-based restricted share units to Mr. Beeks that were scheduled to vest in four annual installments. The number of time-based restricted share units granted to Mr. Beeks was negotiated as part of his employment agreement and based, in part, on historical levels granted to executives in similar positions. The vesting schedule of the time-based restricted share units was based on the term of the executive’s employment agreement.

Performance-Based Restricted Share Units.  The Company also grants long-term incentive awards to Named Executive Officers in the form of performance-based restricted share units. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s actual performance during that year relative to performance goals established by the Compensation Committee. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

In May 2007, the Company granted 212,500 performance-based restricted share units to Mr. Beeks. The first 53,125 performance-based restricted share units were eligible to vest on March 31, 2008 and the remaining 159,375 performance-based restricted share units are eligible to vest in three equal annual installments beginning on March 31, 2009. The number of performance-based restricted share units granted to Mr. Beeks was negotiated as part of his employment agreement and based, in part, on historical levels granted to executives in similar positions. The vesting schedule of the performance-based restricted share units was based on the term of the executive’s employment agreement.

For outstanding awards held by Named Executive Officers other than Messrs. Feltheimer and Burns, the Compensation Committee determined that the vesting of the performance-based restricted share units would be triggered upon achievement of 80% of our annual budget for the applicable twelve-month performance period, which is measured by EBITDA, revenue and free cash flow for that performance period. Thereafter, performance-based restricted share units vest on a sliding scale basis based on the actual achievement of the annual budget for that particular performance period. Our Chief Executive Officer has sole discretion to adjust any vesting based on (i) any material non-recurring events that may, from time to time, increase or decrease the annual budget for such fiscal year, (ii) any transactions that may materially affect our financial results for such fiscal year, (iii) any other relevant strategic operational imperatives completed during such fiscal year, and (iv) other facts that our Chief Executive Officer may consider appropriate. Pursuant to these criteria and based on the strong performance of the Company’s home video division during the 2008 fiscal year, Mr. Beeks vested in all 53,125 of his performance-based restricted share units.

For outstanding awards held by Messrs. Feltheimer and Burns, the Compensation Committee selected the following performance criteria to determine the number of performance-based restricted shares that would vest for the applicable twelve-month performance period: assessing whether deals or acquisitions are accretive by examining post-transaction multiples or results, as the case may be, stock price, annual revenue growth, performance of acquisitions over time and their value-added nature, free cash flow, cash management and management of cost of capital, achievement of pre-tax net income targets and return on equity and gross margin. Pursuant to these criteria, and based on, among other things, the Company’s growth in revenue and free cash flow and accretive transactions consummated during the 2008 fiscal year, Mr. Feltheimer vested in 80,000 of his performance-based restricted share units. Additionally, based on these criteria and the Company’s performance for the 2007 fiscal year, Mr. Burns vested in 66,666 of his performance-based restricted share units.

For more information on the equity-based awards granted to the Named Executive Officers during fiscal 2008, see the Grants of Plan-Based Awards Table and accompanying narrative below.

Severance and Other Benefits Upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company without cause (and, in the case of Mr. Feltheimer, a constructive termination of his employment). The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under their respective employment agreements, certain of our Named Executive Officers would be entitled to accelerated vesting of their outstanding equity awards automatically on a change in control of the Company.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Mr. Feltheimer reimburses the Company for a substantial amount of the costs incurred for his limited personal use of the aircraft. All of these perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chair)
Daryl Simm
Hardwick Simmons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2008. No member of the Compensation Committee is or has been a former or current executive officer of the Company or, other than Mr. Simmons (as described below under Relationships and Transactions — Ignite, LLC Transactions), had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2008.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the 2007 and 2008 fiscal years (the “Named Executive Officers”). The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also earned the other benefits listed in Column (i) of the Summary Compensation Table, as further described in footnote 3 to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards Table, and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal 2008, provide information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2008. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested Tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — FISCAL 2007 AND 2008

								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)		($)	($)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Jon Feltheimer	2008	1,200,000	2,150,000	1,910,350	1,071,358		0	0	63,051	6,394,759
Co-Chairman and Chief Executive Officer	2007	850,000	800,000	874,748	755,561		0	0	15,424	3,297,740
Michael Burns	2008	750,000	1,600,000	2,182,574	995,077		0	0	17,188	5,544,839
Vice Chairman	2007	645,833	550,000	877,319	349,752		0	0	18,676	2,443,587
Steven Beeks	2008	600,000	700,000	1,178,155	(1,280,203	)(4)	0	0	12,311	1,210,263
President and Co-Chief Operating Officer	2007	575,000	650,000	71,389	1,845,465		0	0	2,716	3,146,577
Wayne Levin	2008	500,000	650,000	68,830	0		0	0	3,677	1,222,507
General Counsel and Executive Vice President, Corporate Operations	2007	400,000	325,000	34,083	18,944		0	0	2,287	782,321
James Keegan	2008	423,958	325,000	82,901	0		0	0	3,856	835,715
Chief Financial Officer	2007	398,750	100,000	55,815	0		0	0	2,716	559,288

(1)	For a description of the performance criteria and other factors used to determine these bonus amounts, see the “Compensation Discussion and Analysis” above and the description of each Named Executive Officer’s employment agreement with the Company under “Description of Employment Agreements — Salary and Bonus Amounts” below.

(2)	The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 and 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal 2007 and 2008. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 11 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2007 and 2008 Annual Reports to Stockholders filed on Form 10-K or, for awards granted prior to fiscal 2008, the corresponding note to the financial statements in the Company’s 10-K for the applicable fiscal year, each of which discussions is incorporated herein by reference.

(3)	The following table outlines the amounts included in “All Other Compensation” in Column (i) of the Summary Compensation Table for our Named Executive Officers in fiscal 2008:

						Tax
			Term Life			Payments
		401(k)	Insurance			for
		Contribution	Premiums	Automobile	Miscellaneous	Disability
Name	Year	(a)	(a)	Allowance	(b)	Benefits	Total

Jon Feltheimer	2008	$1,000	$3,906	—	$57,005	$1,140	$63,051
Michael Burns	2008	$1,000	$1,716	$13,332	—	$1,140	$17,188
Steven Beeks	2008	$1,000	$1,716	—	$8,455	$1,140	$12,311
Wayne Levin	2008	$1,000	$1,537	—	—	$1,140	$3,677
James Keegan	2008	$1,000	$1,716	—	—	$1,140	$3,856

(a)	The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)	For Mr. Feltheimer, the amount in column (b) for fiscal 2008 includes $28,850 in club membership dues and $28,155 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $82,000 reimbursed to the Company by Mr. Feltheimer). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation). For Mr. Beeks, the amount in column (b) for fiscal 2008 includes $8,455 in club membership dues.

(c)	Includes tax payments made by the Company for long term disability benefits.

(4)	This amount reflects the reversal for fiscal 2008 of $1,707,650 of expense that had previously been recorded in the Company’s 2007 consolidated financial statements in connection with certain cash-based share appreciation rights (“SARs”) granted to Mr. Beeks in February 2004. Pursuant to SEC rules, in this Summary Compensation Table only the portion of the expense previously reported in Summary Compensation Table included in the Company’s 2007 proxy statement is shown as being reversed. The assumptions used to value the SARs for accounting purposes are set forth in Note 11 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2007 and 2008 Annual Reports to Stockholders filed on Form 10-K, as referred to in footnote (2) above.

Description of Employment Agreements — Salary and Bonus Amounts

We have entered into employment agreements with each of our Named Executive Officers. These employment agreements, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this proxy statement.

Jon Feltheimer.  We entered into an employment agreement with Mr. Feltheimer effective September 20, 2006. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends March 31, 2011. Mr. Feltheimer’s annual base salary under the agreement is $1,200,000 through the completion of the term. Mr. Feltheimer is entitled to an annual discretionary bonus determined by our Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Feltheimer will be entitled to receive a stock price bonus of $750,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $2,250,000 if all three stock price values are met). The agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for senior executives.

Michael Burns.  We entered into an employment agreement with Mr. Burns effective September 1, 2006. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends September 1, 2010. Mr. Burns’s annual base salary under the agreement is $750,000. Mr. Burns is entitled to an annual discretionary bonus, recommended by our Chief Executive Officer and determined by our Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Burns will be entitled to receive a stock price bonus of $600,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $1,800,000 if all three stock price values are met). The agreement also provides for Mr. Burns to participate in the Company’s usual benefit programs for senior executives.

Steven Beeks.  We entered into an employment agreement with Mr. Beeks effective April 1, 2007. The agreement provides that Mr. Beeks will serve as our President and Chief Operating Officer for a term that ends April 1, 2011. Mr. Beeks’ annual base salary under the agreement was $600,000 through March 31, 2008, and increased thereafter to $750,000 for the remainder of the term. Mr. Beeks is entitled to an annual performance bonus at the full discretion of our Chief Executive Officer, in consultation with the Compensation Committee. In addition, Mr. Beeks is entitled to receive an annual “EBITDA bonus” of either 12.5% or 25% of his annual base salary if the Company attains 105% or 115%, respectively, of an EBITDA target established by the Company for the applicable fiscal year. The agreement also provides for Mr. Beeks to participate in the Company’s usual benefit programs for its employees.

Wayne Levin.  We entered into an employment agreement with Mr. Levin effective as of April 1, 2006. The agreement provides that Mr. Levin will serve as our General Counsel and Executive Vice President, Corporate Operations for a term that ends March 31, 2009. We may, at our sole discretion, extend the term for an additional year, commencing April 1, 2009 and ending March 31, 2010. Mr. Levin’s annual base salary under the agreement was $400,000 for the first year of the term, $500,000 for the second and third years of the term, and will be $600,000 for the fourth year of the term (if we exercise our option to extend the term). Mr. Levin is entitled to an annual performance bonus at the full discretion of our Chief Executive Officer. In addition, Mr. Levin is entitled to receive: (1) an annual bonus of 25% of his base salary based upon certain performance goals established for each fiscal year; (2) an annual bonus of 25% of his base salary based upon our EBITDA relative to a target established for the fiscal year (on terms that are not less favorable with respect to the definition of EBITDA, the EBITDA target and the percentages of base salary payable at various levels of EBITDA performance than those applicable to any other individual entitled to receive an EBITDA-based bonus for that fiscal year); and (3) past-service bonus of $100,000, which was paid on April 3, 2006, and $125,000, which was paid on April 3, 2007. The agreement also provides for Mr. Levin to participate in the Company’s usual benefit programs for its employees.

James Keegan.  We entered into an employment agreement with Mr. Keegan effective April 16, 2006. The agreement provided that Mr. Keegan will serve as our Chief Financial Officer for a term that ends April 15, 2008. Pursuant to the agreement, we extended the term for an additional year, commencing April 16, 2008 and ending April 15, 2009. Mr. Keegan’s annual base salary under the agreement was $400,000 for the first year of the term, $425,000 for the second year of the term, and $450,000 for the third year of the term. Mr. Keegan is also entitled to annual performance bonuses at the full discretion of our Chief Executive Officer, in consultation with the Compensation Committee.

Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers for fiscal 2008. Each of these awards was granted under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “2004 Plan”).

GRANTS OF PLAN-BASED AWARDS — FISCAL 2008

All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts						Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive						Shares of	Securities	Price of	of Stock and
		Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Jon Feltheimer	—	—	—	—	—	—	—	—	—	—	—
Michael Burns	—	—	—	—	—	—	—	—	—	—	—
Steven Beeks	5/30/07	—	—	—	—	212,500	—	212,500	425,000	11.75	6,659,006
Wayne Levin	8/8/07	—	—	—	—	—	—	—	5,000	—	—
James Keegan	—	—	—	—	—	—	—	—	—	—	—

(1)	The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2004 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

As described below under “Potential Payments Upon Termination or Change in Control,” certain options and restricted stock unit awards granted to the Named Executive Officers during fiscal 2008 are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Options

Each option reported in column (j) in the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2004 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

The option granted to Mr. Beeks in fiscal 2008 is subject to a four-year vesting schedule. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2008 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. If the Named Executive Officer is terminated by us for cause, the option, whether or not vested, will immediately terminate.

The options granted to Named Executive Officers during fiscal 2008 do not include any dividend rights.

Restricted Stock Units

Columns (g) and (i) in the table above report awards of restricted stock units granted to our Named Executive Officers for fiscal 2008. Each restricted stock unit represents a contractual right to receive one share of our common stock. The Named Executive Officer does not have the right to vote or dispose of the restricted stock units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s stockholders generally.

Time-Based Units.  Column (i) in the table above reports awards of restricted stock units granted to our Named Executive Officers for fiscal 2008 that are subject to time-based vesting requirements. The stock units granted to Mr. Beeks are subject to a four-year vesting schedule, and the grant to Mr. Levin is scheduled to vest over a three-year period from the date of grant, provided that, in each case, the officer continues to be employed with the Company through the vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2008 Year-End Table below for more information on the specific vesting dates of these awards.

Performance-Based Units.  Column (g) of the table above reports award grants to Mr. Beeks during 2008 that are eligible to vest based on the Company’s performance over a specified period of time relative to certain preestablished goals. Up to one-fourth of the total number of stock units subject to the award are eligible to vest during each of the four performance years covered by the award. In general, the number of stock units that vest each year is determined based on the Company’s performance during the applicable year, but the Compensation Committee has discretion to provide that the units may vest even if the performance goals are not met or that any units that do not vest based on the Company’s performance for a particular year will be eligible to vest based on the Company’s performance in a subsequent year. The performance goals for the first year of each of these awards established by the Compensation Committee are described in the “Compensation Discussion and Analysis” above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of March 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

	Option Awards							Stock Awards
													Equity
											Equity		Incentive
					Equity						Incentive		Plan Awards:
					Incentive						Plan Awards:		Market or
					Plan					Market	Number of		Payout Value
					Awards:			Number of		Value of	Unearned		of Unearned
	Number of		Number of		Number of			Shares or		Shares or	Shares, Units		Shares, Units
	Securities		Securities		Securities			Units of		Units of	or Other		or Other
	Underlying		Underlying		Underlying	Option		Stock That		Stock That	Rights That		Rights That
	Unexercised		Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options (#)		Options (#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Jon Feltheimer	373,000		—		—	3.05	9/10/08	—		—	—		—
	262,500		787,500	(2)	—	10.04	9/20/16	—		—	—		—
	—		—		—	—	—	250,000	(3)	2,437,500	—		—
	—		—		—	—	—	—		—	240,000	(4)	2,340,000
Michael Burns	400,000		—		—	3.05	9/10/08	—		—	—		—
	262,500		787,500	(5)	—	9.31	9/11/16	—		—	—		—
	—		—		—	—	—	260,000	(6)	2,535,000	—		—
	—		—		—	—	—	—		—	266,667	(7)	2,600,003
Steven Beeks	850,000	(8)	—		—	5.20	2/2/09	—		—	—		—
	—		425,000	(9)	—	11.75	5/30/17	—		—	—		—
	—		—		—	—	—	222,500	(10)	2,169,375	—		—
	—		—		—	—	—	—		—	159,375	(11)	1,553,906
Wayne Levin	100,000		—		—	3.05	9/10/08	67,500	(12)	658,125	—		—
James Keegan	—		—		—	—	—	16,667	(13)	162,503	—		—

(1)	The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $9.75, the closing price of our common stock on March 31, 2008 (the last trading day of fiscal 2008).

(2)	The unvested portion of this award is scheduled to vest in three equal installments on September 20, 2008, September 20, 2009 and September 20, 2010.

(3)	Of these time-based stock units, 10,000 are scheduled to vest on June 13, 2008, and 240,000 are scheduled to vest in three equal installments on September 20, 2008, September 20, 2009 and September 20, 2010.

(4)	Includes performance-based stock units eligible to vest in equal installments on March 31, 2009, March 31, 2010 and March 31, 2011, based on the Company’s performance for the respective ending fiscal year.

(5)	The unvested portion of this award is scheduled to vest in three equal installments on September 1, 2008, September 1, 2009 and September 1, 2010.

(6)	Of these time-based stock units, 10,000 are scheduled to vest on June 13, 2008 and the balance are scheduled to vest in three equal installments on September 1, 2008, September 1, 2009, September 20, 2010 and September 1, 2010.

(7)	Includes performance-based stock units that are eligible to vest in three equal installments on each of September 1, 2008, September 1, 2009 and September 1, 2010, based on the Company’s performance for the respective prior fiscal year.

(8)	Includes 850,000 cash-based share appreciation rights that are payable in cash upon exercise.

(9)	The unvested portion of this award is scheduled to vest in four equal installments on May 30, 2008, May 30, 2009, May 30, 2010 and May 30, 2011.

(10)	Of these time-based stock units, 10,000 are scheduled to vest on June 13, 2008, 53,125 are scheduled to vest on May 30, 2008 and the balance are scheduled to vest in three equal installments on May 30, 2009, May 30, 2010 and May 30, 2011.

(11)	Includes performance-based stock units eligible to vest in equal installments on March 31, 2009, March 31, 2010 and March 31, 2011, based on the Company’s performance for the respective ending fiscal year.

(12)	Of these time-based stock units, 62,500 are scheduled to vest on March 31, 2009 and 5,000 are scheduled to vest in three equal installments on August 8, 2008, August 8, 2009 and August 10, 2010.

(13)	Of these time-based stock units, 8,334 are scheduled to vest on June 13, 2008 and 8,333 are scheduled to vest on June 13, 2009.

Options Exercised and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2008, and on the vesting during fiscal 2008 of other stock awards previously granted to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED — FISCAL 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

Jon Feltheimer	1,600,000	10,558,000	205,000	2,040,000
Michael Burns	75,000	509,250	194,999	1,918,191
Steven Beeks	—	—	63,125	642,394
Wayne Levin	—	—	62,500	606,875
James Keegan	—	—	8,333	94,830

(1)	Except as otherwise noted below, the dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2004 Plan, as noted under “Grants of Plan-Based Awards” above.

Jon Feltheimer

Severance Benefits — Termination of Employment.  In the event Mr. Feltheimer’s employment is terminated during the employment term either by the Company without cause or by Mr. Feltheimer for good reason (as those terms are defined in the employment agreement), Mr. Feltheimer will be entitled to severance pay equal to base salary for the remainder of the term of the employment. In addition, the stock options and time-based restricted stock units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of termination, will generally become fully vested, to the extent then outstanding and not otherwise vested. For the remainder of the term of his employment agreement, the Company will continue to provide Mr. Feltheimer with the benefits he was receiving at the time of his termination, and Mr. Feltheimer will continue to be eligible for the stock-price bonuses described above under “Description of Employment Agreements — Salary and Bonus Amounts.”

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options and time-based restricted stock units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, will generally become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the Company’s stock price as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Feltheimer would be entitled to payment of the applicable amount of his stock-price bonus. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), Mr. Feltheimer’s benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits and would receive a gross-up payment from the Company up to a maximum of $150,000, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Feltheimer’s employment is terminated by the Company in connection with a change in control (as defined in the employment agreement), Mr. Feltheimer would be entitled to a cash payment of $2,500,000 and to severance pay of continued payments of his base salary for the remainder of the term of the employment agreement. If a change in control occurs and Mr. Feltheimer voluntarily terminates his employment within the 30-day period following the change in control, he would be entitled to a cash payment of $2,500,000 but would not be entitled to any continued payment of his base salary.

Severance Benefits — Death or Disability.  In the event Mr. Feltheimer’s employment is terminated during the employment term due to his death or disability (as defined in the employment agreement), he (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the Company’s stock price exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Feltheimer (or his estate) may also be entitled to a prorated payment of his stock-price bonus based on the Company’s stock price during the six-month period following such a termination.

Michael Burns

Severance Benefits — Termination of Employment.  In the event Mr. Burns’ employment is terminated during the employment term by the Company without cause (as defined in the employment agreement), Mr. Burns will be entitled to severance pay equal to his base salary for the remainder of the term of the employment agreement. In addition, the stock options and time-based restricted stock units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of termination, will generally become fully vested, to the extent then outstanding and not otherwise vested.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options and time-based restricted stock units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, will generally become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the Company’s stock price as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Burns would be entitled to payment of the applicable amount of his stock-price bonus.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Burns’ employment is terminated by the Company in connection with a change in control (as defined in the employment agreement), or if Mr. Burns voluntarily elects to terminate his employment within the 15-day period following a change in control, Mr. Burns would be entitled to severance pay equal to the greater of continued payments of his base salary for the remainder of the term of the employment agreement or $1,800,000.

Severance Benefits — Death or Disability.  In the event Mr. Burns’ employment is terminated during the employment term due to his death or disability (as defined in the employment agreement), he (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the Company’s stock price exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a prorated payment of his stock-price bonus based on the Company’s stock price during the six-month period following such a termination.

Steven Beeks

Severance Benefits — Termination of Employment.  In the event Mr. Beeks’ employment is terminated during the employment term by the Company without cause (as defined in the employment agreement), Mr. Beeks will be entitled to receive severance pay equal to his base salary for the remainder of the term of the employment agreement.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options and restricted stock units granted to Mr. Beeks pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Beeks’ employment is terminated by the Company within six months of the date of a change in control (as defined in the employment agreement), Mr. Beeks would be entitled to severance pay equal to the greater of 50% of his compensation under the employment agreement for the remainder of the term or $1,500,000.

Severance Benefits — Death.  In the event Mr. Beeks’ employment is terminated during the employment term due to his death, the stock options and restricted stock units granted to Mr. Beeks pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested.

Wayne Levin

Severance Benefits — Termination of Employment.  In the event Mr. Levin’s employment is terminated during the employment term by the Company without cause (as defined in the employment agreement), Mr. Levin will be entitled to severance pay equal to his base salary for the remainder of the term of the employment agreement. Mr. Levin will also be entitled to a prorated bonus payment for the year in which the termination occurs and would remain eligible for payment of the change in control bonus described below.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), Mr. Levin would be entitled to a bonus payment of $1,000,000. In addition, if the vesting of outstanding stock options held by any employee of the Company accelerates in connection with a change in control, the outstanding stock options held by Mr. Levin and the restricted stock units granted to Mr. Levin pursuant to his employment agreement shall accelerate to the same extent as such other employee’s stock options.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Levin’s employment is terminated by the Company without cause or by Mr. Levin for good cause (as defined in the employment agreement) subsequent to a change in control, Mr. Levin would be entitled to severance pay equal to his compensation under the employment agreement for the remainder of the term.

Severance Benefits — Death.  In the event Mr. Levin’s employment is terminated during the employment term due to his death, the stock options and restricted stock units granted to Mr. Levin will generally become fully vested, to the extent then outstanding and not otherwise vested.

James Keegan

Severance Benefits — Termination of Employment.  In the event Mr. Keegan’s employment is terminated during the employment term by the Company without cause (as defined in the employment agreement), Mr. Keegan will be entitled to receive severance pay equal to his base salary for the remainder of the term of the employment agreement. The Company will also reimburse Mr. Keegan for the cost of his COBRA premiums for continued health coverage for up to six months following the date of his termination.

Severance Benefits — Death.  In the event Mr. Keegan’s employment is terminated during the employment term due to his death, the restricted stock units granted to Mr. Keegan pursuant to the employment agreement, to the extent outstanding and unvested, will generally become fully vested.

Estimated Severance and Change in Control Benefits

The following present the approximate amount of the benefits that each of the Named Executive Officers would have been entitled to had his employment terminated under the circumstances described in the preceding paragraphs on March 31, 2008.

Severance Benefits.  The following chart presents the Company’s estimate of the amount of the dollar value of the benefits to which each of the Named Executive Officers would have been entitled had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2008:

				Termination Due to
	Termination by the Company Without Cause(1)			Executive’s Death
		Continuation of	Equity	Equity
Name	Cash Severance	Benefits	Acceleration(2)	Acceleration(2)

Jon Feltheimer	$3,600,000	$80,511	$4,777,500	—
Michael Burns	$1,812,500	—	$5,319,000	—
Steven Beeks	$2,250,000	—	—	$3,625,781
Wayne Levin	$600,000	—	—	$658,125
James Keegan	$450,000	$10,064	—	$162,503

(1)	As described above, Mr. Feltheimer would also be entitled to these benefits pursuant to his employment agreement if he terminated his employment with the Company for good reason.

(2)	These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of the Company’s common shares on the last trading day of the fiscal year exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted share unit awards, this value is calculated by multiplying the closing price of the Company’s common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

Change in Control Benefits.  The following chart presents the Company’s estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled had a change in control of the Company occurred on March 31, 2008 (and, as applicable, the executive’s employment with the Company had terminated under the circumstances described above on such date):

		Equity		Change in Control	Section 280G
Name	Cash Severance(1)	Acceleration(2)		Bonus	Gross-Up

Jon Feltheimer	$6,100,000	$4,777,500		—	$150,000	(3)
Michael Burns	$1,812,500	$5,319,000		—	—
Steven Beeks	$1,500,000	$3,625,781	(4)	—	—
Wayne Levin	$600,000	$658,125	(5)	$1,000,000	—
James Keegan	—	—		—	—

(1)	As described above, these severance amounts are generally payable if the executive’s employment is terminated by the Company without cause in connection with a change in control. Pursuant to their employment agreements, Mr. Feltheimer and Mr. Burns would also be entitled to a cash severance payment if they voluntarily terminated employment within a specified period following a change in control (although the amount of the benefit in Mr. Feltheimer’s case would be limited to $2,500,000).

(2)	See footnote (2) to the table above for the determination of equity acceleration value.

(3)	See the description of the Section 280G provisions of Mr. Feltheimer’s employment agreement above. This figure represents the maximum amount of the Section 280G gross-up payment to which Mr. Feltheimer would be entitled in any circumstances under his employment agreement.

(4)	As described above, Mr. Beeks would be entitled on a change in control to accelerated vesting of stock options and restricted stock units that were granted pursuant to their respective employment agreement.

(5)	For purposes of this calculation, we have assumed that all of Mr. Levin’s outstanding equity awards would become fully vested pursuant to his employment agreement on a change in control of the Company.

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2008

We currently maintain two equity compensation plans: the 2004 Plan and the Lionsgate Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), each of which has been approved by our shareholders. In addition, as described below, we granted certain equity-based awards that were not under shareholder-approved plans in connection with our acquisition of Mandate Pictures in 2007.

The following table sets forth, for each of our equity compensation plans, the number of common shares subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2008.

					Number of Common Shares
					Remaining Available for
					Future Issuance Under
	Number of Common				Equity
	Shares to be Issued		Weighted-Average		Compensation Plans
	Upon Exercise of		Exercise Price of		(Excluding Shares
	Outstanding Options,		Outstanding Options,		Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		the First Column)

Equity compensation plans approved by shareholders	7,244,529	(1)	$8.20	(2)	6,858,655	(3)
Equity compensation plans not approved by shareholders	1,150,000	(4)	$9.22	(4)	0
Total	8,394,529		$8.32		6,858,655

(1)	Of these shares, 3,495,668 were subject to options then outstanding under the 2004 Plan and 1,041,695 were subject to options then outstanding under the Equity Incentive Plan. In addition, this number includes 2,037,125 shares that were subject to outstanding stock unit awards granted under the 2004 Plan. Of these stock unit awards, 670,041 represent units subject to satisfaction of certain performance targets.

(2)	This number does not reflect the 2,037,125 shares that were subject to outstanding stock unit awards granted under the 2004 Plan.

(3)	All of these shares were available for award grant purposes under the 2004 Plan. The shares available under the 2004 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2004 Plan including options, stock appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares. No new awards may be granted under the Equity Incentive Plan.

(4)	On September 10, 2007, pursuant to the acquisition of Mandate Pictures, Joseph Drake entered into an employment agreement with Lions Gate Films, Inc., a wholly-owned subsidiary of the Company (“LGF”), to serve as its Co-Chief Operating Officer and President of the Motion Picture Group, and Nathan Kahane entered into an employment agreement with LGF to serve as the President of Mandate Pictures. Pursuant to the terms of his employment agreement, Mr. Drake was granted 525,000 restricted share units (payable upon vesting in an equal number of shares of our common stock) which are scheduled to vest over four years based on his continued employment with LGF and half of which are also subject to the satisfaction of certain performance targets, and options to purchase 500,000 shares of our common stock which are scheduled to vest over five years based on his continued employment with LGF. Pursuant to the terms of his employment agreement, Mr. Kahane was granted 25,000 restricted share units (payable upon vesting in an equal number of shares of our common stock) and options to purchase 100,000 shares of our common stock, all of which are scheduled to vest over three years based on his continued employment with LGF. The per share exercise price of each option is the closing price of our common stock on September 10, 2007, the date of grant of the options.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2008, all filing requirements were met, except that Mr. Levin filed a late Form 4 covering one transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of our Audit Committee are all non-employee directors. In addition, our board of directors has determined that each meets the current NYSE independence requirements. Our current Audit Committee charter is attached to our 2005 proxy statement as Appendix A and is also available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests it. Our Audit Committee assists our board of directors in overseeing (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors. Our Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, our Audit Committee reviewed and discussed our fiscal year ended March 31, 2008 audited consolidated financial statements with management and the independent auditors. Our Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2008 audited consolidated financial statements. Our Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

Our Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. Our Audit Committee held five meetings during fiscal 2008.

Based upon the review and discussions described in this report, our Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2008 for filing with the SEC. Our Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.

The Audit Committee of the Board of Directors

G. Scott Paterson (Chair)
Morley Koffman
Brian V. Tobin

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In 2005, there were several changes to the corporate governance and corporate governance disclosure requirements applicable to the Company. Specifically, the Canadian Securities Administrators (“CSA”) adopted National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) which requires the Company to disclose, on an annual basis, its approach to corporate governance. The CSA also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. Our board of directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Company. Set out below is a description of certain corporate governance practices of the Company as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

Our board of directors currently has 12 members. As of the date of this proxy statement, eight directors are independent, two directors are non-independent as senior management of the Company, one director is non-independent as producer for the Company through a “first-look” arrangement, and one director is non-independent as a director, senior officer and shareholder of Maple Pictures, the Canadian distributor for the Company. As permitted by Canadian law, our board of directors resolved to set the number of directors at 12 for the ensuing year. As a result, a majority of the members of the board of directors are independent. In addition, the board of directors undertakes an annual review of the independence of all non-employee directors.

Our board of directors is made up of:

Mark Amin	Non-Independent as producer for the Company through a “first-look” arrangement

Norman Bacal	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company

Michael Burns	Non-Independent as Vice Chairman

Arthur Evrensel	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company

Jon Feltheimer	Non-Independent as Chief Executive Officer

Morley Koffman	Independent

Laurie May	Non-Independent as a principal of Maple Pictures(1)

Harald Ludwig	Independent

G. Scott Paterson	Independent

Daryl Simm	Independent

Hardwick Simmons	Independent

Brian V. Tobin	Independent

(1)	We hold an interest in Maple Pictures. There is also a library distribution and output distribution agreement between the companies.

We have taken steps to ensure that adequate structures and processes are in place to permit the board of directors to function independently of management. The chairman position is divided between two Co-Chairmen, Harald Ludwig, an independent director, and Jon Feltheimer. In matters that require independence of the board of directors from management, only the independent board members take part in the decision-making and evaluation.

An in camera session occurs at the end of our board meetings in which the non-independent directors are usually excused. Harald Ludwig, our Co-Chairman and one of our independent directors, presides at the regularly scheduled executive sessions of the non-management directors.

The board of directors held a total of five meetings in fiscal 2008. The attendance of the directors at such meetings was as follows:

Board Meetings
Director	Attended

Mark Amin	5/5
Norman Bacal	5/5
Michael Burns	5/5
Arthur Evrensel	5/5
Jon Feltheimer	5/5
Morley Koffman	5/5
Harald Ludwig	5/5
Laurie May	5/5
G. Scott Paterson	5/5
Daryl Simm	4/5
Hardwick Simmons	4/5
Brian V. Tobin	5/5

The independent board members held a total of five sessions in fiscal 2008 at which non-independent directors and members of management were not in attendance. The attendance of the independent directors at such sessions was as follows:

Independent Board
Director	Sessions Attended

Norman Bacal	5/5
Arthur Evrensel	5/5
Morley Koffman	5/5
Harald Ludwig	5/5
G. Scott Paterson	5/5
Daryl Simm	4/5
Hardwick Simmons	4/5
Brian V. Tobin	5/5

Currently, the following directors serve on the board of directors of other public companies listed below.

Director	Public Company Board Membership

Mark Amin	JumpTV, Inc., DuPont Fabros Technology
Norman Bacal	None
Michael Burns	None
Arthur Evrensel	None
Jon Feltheimer	None
Morley Koffman	Ainsworth Lumber Co. Ltd
Harald Ludwig	West Fraser Timber Co. Ltd.
Laurie May	None
G. Scott Paterson	JumpTV Inc. and Automated Benefits Corp.
Daryl Simm	None
Hardwick Simmons	Raymond James Financial and Geneva Acquisition Corp.
Brian V. Tobin	Aecon Group Inc., Consolidated Thompson — Lundmark Gold Mines Limited and New Flyer Industries Inc.

Board Mandate

Under the Corporate Governance Guidelines established by the board of directors, which includes the board’s mandate, the board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The board of directors will seek to enhance shareholder value over the long term. The full text of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.lionsgate.com.

Position Descriptions

To date, we have not developed position descriptions for the Co-Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The board of directors determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the board of directors currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

Our Nominating & Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the board of directors regarding the orientation of new directors and a continuing education program for existing directors. Currently, the board of directors has an informal process for the orientation of new directors regarding the role of the board of directors, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of our board of directors, no formal continuing education program is believed to be required at this time but the Nominating & Corporate Governance Committee will monitor both external developments and the board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating & Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements.

Ethical Business Conduct

We have (1) a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and (2) a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. These codes are available on the Company’s website at www.lionsgate.com, on SEDAR at www.sedar.com and in print to any shareholder who requests them. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating & Corporate Governance and the Committee Audit Committee.

Nomination of Directors

Our Nominating & Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing proposed new members of our board of directors and establishing full criteria for board membership. The Nominating & Corporate Governance Committee is also responsible for evaluating the performance of our board of directors as a whole, as well as that of the individual members of our board of directors. The Nominating & Corporate Governance Committee operates pursuant to a written charter adopted by the board of directors, which was amended and restated on May 29, 2008, a copy of which is available in the Investors/Governance Documents section on the Company’s website at www.lionsgate.com.  For further information with respect to the Nominating & Corporate Governance Committee see “Information Regarding our Board of Directors and Committees of Our Board of Directors — Board Committees and Responsibilities” above.

Compensation

Our board of directors, through its Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee operates pursuant to a written charter, which was amended and restated on May 30,

2007, a copy of which is available in the Investors/Governance Documents section on the Company’s website at www.lionsgate.com For further information with respect to the Compensation Committee see “Information Regarding our Board of Directors and Committees of Our Board of Directors — Board Committees and Responsibilities” at page 18.

Other Board Committees

The board of directors also has a standing Audit Committee and Strategic Advisory Committee. For further information with respect to these committees see “Information Regarding our Board of Directors and Committees of Our Board of Directors — Board Committees and Responsibilities” above.

Assessments

Our Nominating & Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of the Company’s obligations to its shareholders. The Nominating & Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the board of directors as a whole, and each individual director. The Nominating & Corporate Governance Committee annually assesses and provides recommendations to the board of directors on the effectiveness of the committees of the board of directors and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

Pursuant to our Corporate Governance Guidelines, each director is required to disclose to our board of directors any financial interest or personal interest in the contract or transaction that is being considered by our board of directors. After such disclosure and responding to any questions our board of directors may have, the interested director is to abstain from voting on the matter, and is usually requested to leave the meeting while the remaining directors discuss and vote on the matter. Besides transactions with directors, our board of directors reviews and approves or ratifies any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of the Company, or any immediate family member of any such person, has a direct or indirect material interest, to ensure that the related person transaction is on terms no less favorable to the Company than could be obtained from an unrelated third party.

Relationships and Transactions

Ignite, LLC Transactions

In February 2001, we entered into an agreement with Ignite, LLC (“Ignite”), a company in which Michael Burns, our Vice Chairman and a director, owns approximately a 31% interest, and Hardwick Simmons, a director of the Company, owns approximately a 12% interest. The agreement terminated pursuant to its terms in February 2003 and was not renewed. The agreement provided that Ignite will be paid a producer fee and a percentage of adjusted gross receipts for projects which commenced production during the term of the agreement and which were developed through a development fund financed by Ignite. During the year ended March 31, 2008, less than $0.1 million was paid to Ignite under this agreement.

We entered into an agreement with Ignite effective as of March 31, 2006. Under the agreement, in consideration for Ignite disclaiming all of its rights and interests in and to the motion picture Employee of the Month, Ignite was entitled to box office bonuses if certain thresholds were met. During the year ended March 31, 2008, we did not make any payments to Ignite under this agreement.

In January 2008, we entered into a distribution agreement with Ignite in which our international division is going to represent, on a sales agency basis, a library of restored feature films, known as the Ignite Library, in Asia and the Far East, Eastern Europe and the Middle East. During the year ended March 31, 2008, we did not make any payments to Ignite under this agreement.

In May 2008, Lions Gate Films Inc., our wholly-owned subsidiary (“LGF”), entered into a sales agreement with Ignite for international distribution rights to the film Shrink. Among other things, the agreement provides that if LGF has not received a certain percentage of gross receipts in respect of its distribution fee after one year, then Ignite shall pay LGF the difference between the amount of the distribution fee actually received by LGF and the percentage received of gross receipts. No amount was paid to Ignite under this agreement during the year ended March 31, 2008.

Sobini Films Transactions

In November 2002, we entered into a distribution agreement with Sobini Films (“Sobini Films”), a company owned by Mark Amin, a director of the Company, for international distribution rights to the film The Prince and Me. During the year ended March 31, 2008, we did not make any payments to Sobini Films in connection with profit participation under this agreement.

In March 2006, we entered into three distribution agreements with Sobini Films, under which we acquired certain distribution rights to the films The Prince and Me II, Streets of Legend and Peaceful Warrior. Scott Paterson, a director of the Company, is also an investor in Peaceful Warrior. We are required to pay a home video advance in the amount equal to 50% of Sobini Films’ projected share of adjusted gross receipts from our initial home video release of Streets of Legend. During the year ended March 31, 2008, the Company paid $0.1 million to Sobini Films under these three distribution agreements.

In April 2006, we entered into a development agreement with Sobini Films related to the film Sanctuary. The agreement provides that the parties are to evenly split development costs, up to a cap of $75,000 for the Company. Any amount above our cap will be paid by Sobini Films. Each of the Company and Sobini Films has the right (but not the obligation) to move forward with the project. If one chooses to move forward and the other does not, the latter shall be entitled to reimbursement of all monies contributed to the project. During the year ended March 31, 2008, we did not make any payments to Sobini Films under the development agreement.

In March 2007, we and Sobini Films entered into a termination agreement with respect to the film Peaceful Warrior. Under the termination agreement, Sobini Films agreed to pay us a one-time, nonrecoupable payment in the amount of $386,000, with such payment to be deferred (subject to a personal guarantee letter from the director that owns Sobini Films and payment of any interest incurred by us). In exchange, Sobini Films is entitled to most future rights with respect to the film. During the year ended March 31, 2008, Sobini Films did not make any payments to us under the termination agreement.

In August 2006, we entered into a Right of First Refusal Agreement (the “ROFR Agreement”) with Sobini Films and Mr. Amin, granting us first look rights with respect to motion pictures produced by Sobini Films or the director. Under the ROFR, we have a first look with respect to worldwide distribution rights in any motion picture produced by Sobini Films or Mr. Amin (other than as a producer for hire) alone or in conjunction with others to the extent that Sobini Films or Mr. Amin controls the licensing of such distribution rights during the term of the ROFR. The ROFR is subject to an indefinite, rolling 12-month term until terminated. During the term of the ROFR, we will pay to Sobini Films the amount of $250,000 per year. We are entitled to recoup the payment in the form of a production fee payable out of the budget of two “Qualifying Pictures” (as defined in the ROFR) annually that we choose to distribute under the Agreement. During the year ended March 31, 2008, we paid $0.3 million to Sobini Films under the ROFR.

On December 20, 2007, we entered into an amendment to the ROFR Agreement (the “Amendment”). Under the terms of the Amendment, until December 31, 2008, Sobini Films will pay us a five (5%) percent fee on all of Sobini Films’ international sales of motion pictures for annual sales of up to Ten Million ($10,000,000) Dollars, a mutually negotiated fee of less then five (5%) percent if annual international sales of motion pictures exceed Ten Million ($10,000,000) Dollars for less than or equal to five motion pictures, and a mutually negotiated fee of greater than five (5%) percent if annual international sales of motion pictures exceed Ten Million ($10,000,000) Dollars for greater than five motion pictures. We will be responsible for all servicing/delivery and contract execution/collection issues, while Sobini Films will be responsible for all sales and negotiation of deal terms for all Sobini Films’ motion pictures, and will assist us in any collection problems. Additionally, the Agreement will terminate on December 31, 2008, subject to extension, in our sole discretion. During the year ended March 31, 2008, we were not paid any amounts under the Amendment.

Cerulean, LLC Transactions

In December 2003 and April 2005, we entered into distribution agreements with Cerulean, LLC (“Cerulean”), a company in which Messrs. Feltheimer and Burns each hold a 28% interest. Under the agreements, we obtained rights to distribute certain titles in home video and television media and Cerulean is entitled to receive royalties. During the year ended March 31, 2008, we paid only a nominal amount to Cerulean under these agreements.

Icon International, Inc. Transactions

In March 2006, we entered into purchase and vendor subscription agreements with Icon International, Inc. (“Icon”), a company which directly reports to Omnicom Group, Inc. Daryl Simm, a director of the Company, is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the purchase agreement, we agreed to transfer title to certain excess CDs in inventory to Icon International, Inc. for liquidation purposes. In return, Icon agreed to pay us approximately $0.7 million. We received the $0.7 million payment in March 2006. Under the vendor subscription agreement, we agreed to purchase approximately $4.1 million in media advertising through Icon. During the year ended March 31, 2008, we did not make any payments to Icon under the vendor subscription agreement.

In January 2007, we and Icon entered into a vendor subscription agreement (the “Vendor Agreement”) with a term of five years. Under the Vendor Agreement, we agreed to purchase media advertising through Icon and Icon agreed to reimburse us for certain operating expenses as follows: (1) $763,958 during the first year of the term; (2) $786,013 during the second year of the term; (3) $808,813 during the third year of the term; (4) $832,383 during the fourth year of the term; and (5) $856,750 during the fifth year of the term (collectively, the “Minimum Annual Payment Amounts”) or at our option, we could elect that Icon reimburse us for certain operating expenses in the following amounts: (a) $1,145,936 during the first year of the term; (b) $1,179,019 during the second year of the term; (c) $1,213,219 during the third year of the term; (d) $1,248,575 during the fourth year of the term; and (e) $1,285,126 during the fifth year of the term (collectively, the “Supplemental Annual Payment Amounts”). We have elected to be reimbursed for the Supplemental Annual Payment Amount for the first year of the term. In exchange, we agreed to purchase media advertising through Icon of approximately $5.6 million per year (if we elect to be reimbursed for the Minimum Annual Payment Amount) or approximately $8.4 million per year (if we elect to be reimbursed for the Supplemental Annual Payment Amount) for the five-year term. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Agreement. For accounting purposes, the operating expenses incurred by us will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Agreement may be terminated by us effective as of any Agreement year end with six months notice. During the year ended March 31, 2008, Icon paid $1.4 million to us under the Vendor Agreement. During the year ended March 31, 2008, we incurred $8.8 million in media advertising expenses with Icon under the Vendor Agreement.

Other Transactions

Messrs. Feltheimer and Burns each hold options to purchase common stock of CinemaNow, Inc. (“CinemaNow”), our 18.8% equity method investment (on a fully diluted basis). We invested $1 million in CinemaNow’s Series E preferred stock offering on June 29, 2006. Messrs. Feltheimer and Burns have served on CinemaNow’s board of directors since February 2000. Each of their respective options are fully vested and are exercisable for less than 1% of the common stock of CinemaNow. In addition, Messrs. Feltheimer, Burns and Paterson each own less than 1% of the outstanding convertible preferred stock of CinemaNow. Mr. Amin also owns 4.0% of the outstanding Series C convertible preferred stock of CinemaNow and 0.38% of all of the convertible preferred shares of CinemaNow.

We recognized $2.7 million in revenue pursuant to the library and output agreement with Maple Pictures during the period from April 1, 2007 to July 17, 2007, the period in which Maple Pictures was an equity method investment. We hold an interest in Maple Pictures and Laurie May, one of our directors, is the Co-President and a director of Maple Pictures.

During the year ended March 31, 2008, we recognized $1.8 million in revenue pursuant to the five-year license agreement with Horror Entertainment, LLC. We hold a 33.33% interest in Horror Entertainment, LLC.

During the year ended March 31, 2008, we recognized $3.9 million in distribution and marketing expenses paid to Roadside Attractions, LLC in connection with the release of certain theatrical titles. We hold a 43% interest in Roadside Attractions, LLC.

ACCOUNTANTS’ FEES

During fiscal 2008 and 2007, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2008	2007

Audit Fees	$2,442,079	$3,025,084
Audit-Related Fees	$134,810	$57,150
Tax Fees	$435,163	$438,300
All Other Fees	$—	$—

Audit fees includes fees associated with the annual audit of our financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of our quarterly reports on Form 10-Q, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related fees include consultations in connection with proposed or consummated acquisitions and attest services not required by statute or regulation. Tax fees include amounts billed for tax compliance, tax advice and tax planning.

Pursuant to our Audit Committee’s policy to pre-approve all permitted audit and non-audit services, our Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2008 and determined that the provision of non-audit services in fiscal 2008 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OTHER INFORMATION

Our Annual Report on Form 10-K for fiscal 2008 is enclosed with this proxy statement. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Ave., Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

* * *

It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

By Order of Our Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
July 24, 2008

LIONS GATE ENTERTAINMENT CORP.

Dear Shareholder:

As a shareholder of Lions Gate Entertainment Corp., you are entitled to receive our interim financial statements, annual financial statements, or both. If you wish to receive them, please either complete and return this card by mail or submit your request online (see address below). Your name will then be placed on the Supplemental Mailing List maintained by our Transfer Agent and Registrar, CIBC Mellon Trust Company.

As long as you remain a non-registered shareholder/unitholder, you will receive this card each year and will be required to renew your request to receive these financial statements. If you have any questions about this procedure, please contact CIBC Mellon Trust Company by phone at 1-866-781-3111 or (416) 368-2502 or at www.cibcmellon.com/InvestorInquiry.

We encourage you to submit your request online at www.cibcmellon.com/FinancialStatements. Our Company Code Number is 1024.

NOTE:  Do not return this card by mail if you have submitted your request online.

REQUEST FOR FINANCIAL STATEMENTS

TO: CIBC Mellon Trust Company

Please add my name to the Supplemental Mailing List for Lions Gate Entertainment Corp. and send me their financial statements as indicated below:

Interim Financial Statements	☐

(Please Print)

Name

Address

Postal Code/Zip Code

PROXY
LIONS GATE ENTERTAINMENT CORP. 1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
COMMON SHARES
The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia company (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing, (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2008 Annual General Meeting of Shareholders of the Company, to be held at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, on Tuesday, September 9, 2008, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.
If the shareholder does not want to appoint the persons named in the instrument of proxy, he should strike out his name and insert in the blank space provided the name of the person he wishes to act as his proxy. Such other person need not be a shareholder of the Company.
This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, or by fax to (416) 368-2502. To be effective, proxies must be received by 1:00 p.m. (Eastern Daylight Time) on September 8, 2008 by CIBC Mellon Trust Company, Proxy Department, PO Box 721, Agincourt, Ontario M1S 0A1.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

5 Detach here from proxy voting card 5 Shareholder Information Available On Line
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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
VOTED IN THE MANNER DIRECTED HEREIN BY THE Mark Here UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS for Address MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF Change or THE PROPOSALS. Comments ☐
PLEASE SEE REVERSE SIDE

FOR WITHHELD FOR ALL
1. Election of Directors ☐ ☐
The nominees proposed by the management of the Company are:

01 Norman Bacal 08 G. Scott Paterson
02 Michael Burns 09 Daryl Simm
03 Arthur Evrensel 10 Hardwick Simmons
04 Jon Feltheimer 11 Brian V. Tobin
05 Morley Koffman
06 Harald Ludwig
07 Laurie May
Vote for the election of all the nominees listed above (except those whose names the undersigned has deleted).
FOR AGAINST ABSTAIN
2. Proposal to reappoint Ernst & ☐ ☐ ☐ Young LLP as the independent registered public accounting firm for the Company.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
The undersigned hereby acknowledges receipt of (i) the Notice of Annual General Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2008 Annual Report to Shareholders.
IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature Signature Date

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
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